Exhibit 10.1

SERVICES AND ADVISORY AGREEMENT

This Services and Advisory Agreement (“Agreement”) is made and entered into as of May 7, 2019  (“Effective Date”), by and between Crescent Crypto Manager LLC (“Crescent”), a Delaware limited liability company, and United States Commodity Funds LLC (“USCF”), a Delaware limited liability company.  Each of Crescent and USCF shall be considered a “party” and together the “parties.”

WITNESSETH:

WHEREAS,  Crescent and its affiliates have created an index related to the performance of one or more cryptocurrencies (the “Index”) that is owned by Crescent Crypto Index Services LLC (the “Index Provider”) and calculated, maintained and published by the Index Provider or its designee;

WHEREAS, USCF and the Index Provider have entered into a licensing agreement, dated the same date as this Agreement, as may be amended from time to time (the “Licensing Agreement”), pursuant to which USCF has a license from the Index Provider for the use of certain names and marks (“Service Marks”), including those of the Index, and the use of the Index in connection with an exchange-traded product that would invest in a portfolio of cryptocurrencies with the goal of substantially replicating the Index (the “Fund”);

WHEREAS, USCF will be the sponsor and operator of the Fund and shall manage the Fund.

WHEREAS, USCF wishes to retain Crescent to provide advice and trading support to USCF and the Fund with respect to a portfolio that will include cryptocurrencies and may include, in the future, other assets that derive their value, at least in part, from the value of cryptocurrencies,  to be invested in by the Fund (the “Cryptocurrency Interests”) to enable the Fund to seek to achieve its investment objective to track the Index; and

NOW, THEREFORE, in consideration of the foregoing, and in reliance upon the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.         SERVICES

(a)        Crescent will provide advice and trading support to USCF and the Fund to enable the Fund to seek to achieve its investment objective to track the Index, including by (x) providing additional appropriate indexes for the Fund, if necessary, and (y) assisting in determining the strategy for satisfying the investment methodology, in each case in consultation with USCF.  In connection with such services, Crescent (1) will have discretionary authority with respect to the purchase, sale or holding of Cryptocurrency Interests by the Fund, except that Crescent will obtain USCF’s approval prior to hiring a custodian for the Cryptocurrency Interests and/or any other trading intermediaries, and (2) will provide advice regarding whether specific Cryptocurrency Interests should be purchased by the Fund in accordance with the procedures agreed to between Crescent and USCF.  Crescent shall further provide to USCF and the Fund, as applicable: (a) general consultation regarding the markets for and trading in Cryptocurrency Interests, and (b) such information and data as may reasonably be requested by USCF regarding the principals of Crescent and the Index for inclusion in regulatory filings and marketing materials for the Fund (all such advice and services as set forth in this Section 1(a), the “Services”).

(b)       USCF will be the sponsor and operator of the Fund and shall manage the Fund.  USCF shall have sole discretion over hiring of service providers for the Fund other than the custodian for the Cryptocurrency Interests and/or any other trading intermediaries, which shall be hired by Crescent with USCF’s prior approval as set forth in Section 1(a) above.

(c)        Each party acknowledges and agrees that the other party and its principals are required to devote only such time as may be reasonably required with respect to the Services.  Other than as set forth herein,  each party and its affiliates, including their respective partners, directors, members, stockholders, officers and employees (together, “Affiliates”) will not be precluded from engaging directly or indirectly in any other business or activity, including, exercising investment advisory and management responsibility and buying, selling or otherwise dealing with securities, commodities or other investments or property of any type for their own accounts, for the accounts of family members, for the accounts of other funds and for the accounts of individual and institutional clients, provided, however, that such activities do not cause a violation of laws or regulations applicable to trading in Fund shares or with respect to any of its investments.  Each party and its affiliates may also serve as the general partner, sponsor or investment manager of other funds, client accounts and proprietary accounts (collectively, its “Clients”).

(d)       Notwithstanding the foregoing, during the term of this Agreement: (i) neither Crescent nor any of its affiliates will manage, sponsor, offer or seek to develop another fund whose shares are publicly-traded and offered in the U.S. that is based on the Index, and (ii) USCF will not manage, sponsor, offer, or seek to develop a  fund whose shares are publicly-traded and offered in the U.S. that is either based on the Index or has cryptocurrency as its core investment strategy.

(e)       Other than as set forth below, each party and its affiliates will perform, among other things, investment advisory and management services for Clients other than the Fund and in that connection give advice and take action in the performance of their duties to those Clients which may differ from the timing and nature of advice given and action taken with respect to the Fund.  Crescent will make all investment decisions relating to the Fund and its other Clients in good faith and in a manner it considers to be the Fund’s and its Clients’ best interests consistent with its obligations to the Fund and its Clients.  Other than as set forth above, the Fund and other accounts advised or managed by Crescent may invest in the same securities, commodities or commodity interests. Crescent agrees that in rendering consulting, advisory and management services to other trading accounts and entities, it will seek to achieve an equitable treatment of all accounts and will use a fair and reasonable system of order entry for all accounts.

2.         FEES AND EXPENSES

(a)        For the Services provided hereunder, USCF will pay Crescent an Advisory Fee as set forth in the fee schedule attached as Exhibit A to this Agreement.

(b)       To the extent a party incurs legal expenses for its own business purposes and which are not related to the development, registration or maintenance of the Fund, that party will pay its own firm’s legal expenses.  Each party will pay its own operational and other costs of maintaining its business, including those necessary to fulfill its contractual duties hereunder, such as costs for personnel, systems, equipment, software, and facilities.  Each party will pay its own travel, lodging, and entertainment costs in connection with any marketing event for the Fund or the Index.  USCF and Crescent will split the costs with respect to certain initiatives as set forth in Exhibit A, which may be amended in writing by the mutual agreement of the parties from time to time.  For the avoidance of doubt, Crescent or its affiliates will be responsible for the payment of the index calculation agent for the Index.

(c)        USCF together with the distributor for the Fund, as appropriate, will be responsible for marketing costs for the Fund.

(d)       The Index Provider and its affiliates will be responsible for marketing costs for the Index, including the preparation of white papers and analysis and expense associated with presentations at tradeshows, conferences, webinars.

3.         DURATION AND TERMINATION

(a)       This Agreement shall remain in effect for an initial period of five (5) years from the Effective Date (“Initial Period”), unless earlier terminated by either USCF or Crescent in accordance with this Section 3.  After the Initial Period, this Agreement shall continue for successive three-year periods (“Renewal Period”) unless terminated by either party as of the end of the Initial Period or each Renewal Period by providing at least ninety (90) days’ written notice of such termination prior to the end of the Initial Period or such Renewal Period, except as otherwise provided in this Section 3.

(b)       If a party (the “Breaching Party”) is in material breach of any terms of this Agreement, either USCF or Crescent, as the case may be, may so notify the Breaching Party in writing, specifying the nature of the breach in reasonable detail.  The Breaching Party shall have thirty (30) calendar days from delivery of that notice to correct the breach; provided that, if the breach is not cured within that period, the other party may terminate this Agreement after the conclusion of the thirty-day period and upon ninety (90) days’ written notice to the Breaching Party.

(c)       Either USCF or Crescent may terminate this Agreement upon thirty (30) days’ written notice to such other party if Crescent or USCF, as the case may be, is dissolved or its existence is terminated; becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; has bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and, if instituted against it, any of the foregoing is allowed or consented by the other party or is not dismissed within sixty (60) days after such institution.

(d)        Either USCF or Crescent may terminate this Agreement upon ninety (90) days’ written notice to the other party if:

(i)        any adverse finding is made in respect of, or official sanction imposed on, any party by any relevant regulatory authority which would be likely to have a material adverse effect on such party’s ability to perform its obligations under this Agreement;

(ii)       USCF or Crescent, as the case may be, determines in its sole discretion that its compliance with any new legislation or regulatory guidance in respect of the provision of its services hereunder with respect to the Fund will result in material hardship or material expense to USCF or Crescent, as applicable;

(iii)      Any material litigation or regulatory proceeding regarding Crescent or USCF, as the case may be (the “Affected Party”), is commenced and the other party, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on the Affected Party;

(iv)      Any material litigation or regulatory proceeding regarding the Fund is commenced which is reasonably likely to require the Fund to cease existence, and no successor Fund is commenced with similar investment objectives; or

(v)       The Licensing Agreement is terminated.

(e)        In the event that the Index Provider determines, in its sole discretion and for any reason, to cease the calculation and publication of any Index,  the Index Provider shall give USCF at least one hundred and eighty (180) days’ written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available.  USCF shall have the option hereunder to use any such replacement index under the terms of this Agreement by notifying the Index Provider within ninety (90) days of receiving written notice from the Index Provider regarding the replacement index, on the same terms and conditions (including payment of fees as set forth in Section 2 of this Agreement) as USCF or the Fund previously used the discontinued Index. For the avoidance of doubt, to the extent the Index Provider determines it cannot maintain and calculate the Index in a manner consistent with the Fund’s stated investment objective or applicable law due to a material adverse development, such as changes in the regulation of the Index’s component assets that make such assets unsuitable for the Fund or incapable of achieving the Fund’s stated investment objective as described in the Fund’s registration statement, or market developments that make it impractical to carry out the Fund’s investment strategy as disclosed in its registration statement, it shall be obligated only to give USCF notice promptly following such determination; provided, however, that Crescent and the Index Provider agree to use commercially reasonable efforts to assist USCF with the orderly wind down of the Fund’s operations, the transition to a new investment strategy, or other course of action determined by USCF and Crescent to be in the best interest of the Fund and its shareholders.

(f)        USCF may terminate this Agreement:

(i)        immediately upon written notice to Crescent if USCF determines in its sole discretion and for any reason (a) not to proceed with the public offering or launch of the Fund or (b) to terminate the public offering or other distribution of the Fund and liquidate the Fund;

(ii)       upon ninety (90) days’ written notice to Crescent if:

(1)        USCF is informed of the final adoption of any legislation or regulation that materially impairs USCF’s ability to market, promote, or issue, redeem or list on an exchange, shares of the Fund; or

(2)        Any two of the following individuals cease to serve as members of Crescent: Christopher Matta, Ali Hassan or Michael Kazley.

(iii)      in the event of a change of control of Crescent upon one hundred and twenty (120) days’ prior written notice to Crescent, with such notice to be given within thirty (30) days after the expiration of a ninety (90) day period which begins immediately upon the occurrence of such change of control (notice of which shall be given by Crescent to USCF prior to or immediately upon the occurrence of such event); provided, however, that if USCF does not so give notice to terminate this Agreement, this Agreement shall automatically extend for three (3) years from the date of such change of control. For purposes of this Agreement, a change of control shall mean the sale of all or substantially all the assets of a party; any reorganization, merger, consolidation or acquisition of a party with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a party in one or more related transactions.

(g)       Crescent may terminate this Agreement as soon as reasonably practicable upon USCF’s disqualification as the sponsor of the Fund. For the avoidance of doubt, in such case, Crescent agrees to use commercially reasonable efforts to assist with the orderly wind down of the Fund’s operations or transition of such operations to a new sponsor.

(h)        Termination shall be without payment of any penalty. No fees under Section 2 of this Agreement will be payable to Crescent by USCF after termination of this Agreement as set forth in this Section 3 except any outstanding fees.  The fee for the month in which this Agreement is terminated will be pro-rated based on the number of days in the month during which the Agreement was in effect.

4.         INDEMNIFICATION; LIMITATION OF LIABILITY

(a)        Neither Crescent and its affiliates nor any of their officers, directors, shareholders, members, partners, employees and any person who controls Crescent (collectively, Advisory Affiliates”) shall be liable to USCF or the Fund under the terms of this Agreement, except for acts or omissions of Crescent or an Advisory Affiliate which constitute willful misconduct, gross negligence, bad faith, or material breach of this Agreement or applicable law.  USCF shall indemnify, defend and hold Crescent and its Advisory Affiliates, representatives, agents, attorneys, service providers, successors and assigns (collectively, the “Crescent Indemnified Parties”) harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with or arising out of this Agreement, including but not limited to any material breach of this Agreement by USCF or any disclosure in the Registration Statement of the Fund (except disclosure about Crescent, the Index Provider or the Index that has been specifically approved by Crescent or the Index Provider), provided such expenses were not the result of any action or inaction of such Crescent Indemnified Party that constituted willful misconduct, gross negligence or bad faith of such party, or a material breach by such party of this Agreement or applicable law.

(b)       Crescent shall indemnify, defend and hold USCF and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “USCF Indemnified Parties”, and together with the Crescent Indemnified Parties, the “Indemnified Parties” or an “Indemnified Party”) harmless from and against any and all Losses arising out of (i) any material breach of this Agreement by Crescent, (ii) any disclosure in the Registration Statement of the Fund about Crescent, the Index Provider or the Index that has been specifically approved by Crescent or the Index Provider, or (iii) the gross negligence, willful misconduct or bad faith of Crescent in providing Services under this Agreement.

(c)       Except as otherwise expressly provided herein, in no event shall either USCF or Crescent be liable to each other, for any lost profits, indirect, incidental, special or consequential damages, or punitive damages, whether under any theory of tort, contract, strict liability or other theory of liability, however caused, even if the party or an authorized representative thereof has been advised of the possibility of such damages.  Nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which a party may have under the federal securities laws.

(d)       Promptly after receipt by any Indemnified Party of notice of the commencement of any action, the Indemnified Party shall, if indemnification is to be sought against the other party (the “Indemnifying Party”) under this Section 4, notify the Indemnifying Party in writing of the commencement thereof, but the omission to notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action.  In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnified Party shall be entitled to participate in any such action and to assume the defense thereof, with counsel of its choice, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any attorneys’ fees subsequently incurred by the Indemnified Party.  The Indemnified Party shall cooperate in the defense of settlement of claims so assumed.  The Indemnifying Party shall not be liable hereunder for the settlement by the Indemnified Party for any claim or demand unless it has previously approved the settlement, or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof.  In the event that the Indemnifying Party assumes the defense of the action, in negotiating any settlement the Indemnifying Party shall use commercially reasonable efforts to avoid any negative reputational or legal consequences to the Indemnified Party, and the Indemnified Party shall have the right to approve the terms of any settlement as to any such reputational or legal consequences in its reasonable discretion.  Without limiting the foregoing, in no event may either party make any admission of liability by or on behalf of the other party without such other party’s express prior written consent.

5.         REPRESENTATIONS AND WARRANTIES; COVENANTS.

(a)        Representations and Warranties of Crescent.  Crescent represents and warrants that:

(i)        Crescent has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(ii)       Crescent is a limited liability company duly organized and validly existing under the laws of the state of Delaware.

(iii)      The execution, delivery and performance by Crescent of this Agreement are within Crescent’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(iv)      The execution, delivery and performance by Crescent of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) Crescent’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon Crescent.

(v)       Crescent is in compliance in all material respects with United States federal securities and commodities laws applicable to it as a manager and sponsor of funds that invest in Cryptocurrency Interests.

(vi)      Crescent is in compliance with all applicable provisions of the USA PATRIOT Act, U.S. Bank Secrecy Act, and any other laws, orders, rules, or regulations administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the Financial Crimes Enforcement Network of the U.S. Department of Treasury, including any applicable customer due diligence requirements, in each case, such statute as amended to date and any successor statute thereto and including all regulations promulgated thereunder (the “Applicable AML Laws”).

(vii)     This Agreement and each agreement, instrument or document to be executed and delivered to USCF by Crescent pursuant to this Agreement constitutes the legal, valid and binding obligation of Crescent, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(viii)    Crescent represents that its other engagements or activities are as of the date of this Agreement not of a nature or magnitude so as to have a material adverse effect on its ability to fulfill its obligations under this Agreement.

(b)        Representations and Warranties of USCF.  USCF represents and warrants that:

(i)        USCF has the full power and authority to enter into this Agreement, to serve as the sponsor to and manager of the Fund and to perform the services and its obligations described under this Agreement.

(ii)       USCF is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(iii)      The execution, delivery and performance by USCF of this Agreement are within USCF’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(iv)      The execution, delivery and performance by USCF of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) USCF’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon USCF.

(v)       USCF is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust and the Fund and will continue to be so registered, if required, so long as this Agreement remains in effect, and is in compliance in all material respects with United States federal securities and commodities laws applicable to it as a manager and sponsor of its Clients.

(vi)      This Agreement and each other agreement, instrument or document to be executed and delivered by USCF pursuant to this Agreement constitutes the legal, valid and binding obligation of USCF, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(c)        Covenants of  Crescent.

(i)        Crescent will promptly notify USCF of: (i) the occurrence of any event that would substantially impair Crescent’s ability to fulfill its commitments under this Agreement; and (ii) any breach of this Agreement.

(ii)       Crescent will immediately notify, to the extent legally permissible, USCF if it becomes aware of any actual or suspected cybersecurity breach.

(iii)      Crescent will promptly notify USCF if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund or impacting Crescent’s ability to perform its obligations hereunder, in each case unless Crescent is prohibited from doing so.

(iv)      Crescent will comply in all material respects with United States federal securities and commodities laws applicable to it in connection with its provision of the Services to the Fund, and will continue to so comply so long as this Agreement remains in effect.

(v)       Crescent will comply, in all material respects and with respect to confidential information of the Fund as identified by USCF and communicated to Crescent, with all applicable federal and state laws and regulations relating to data protection and security of information and information systems used to provide the Services, including without limitation the provisions of the New York Department of Financial Services Cybersecurity Requirements for Financial Services Companies applicable to third-party service providers to Covered Entities to the extent applicable to Crescent (23 N.Y. Comp. Codes R. & Regs. tit. 23, § 500.11).

(vi)      Crescent and those of its representatives, agents, contractors, and service providers that assist Crescent in providing Services and have possession of confidential information in connection with such Services will employ security procedures and administrative, technical, and physical safeguards to reasonably protect the confidentiality, availability, and integrity of information and information systems used to provide the Services, consistent with the level of protection provided by generally accepted industry standards, including but not limited to: (a) encryption of electronic information in transit and at rest, (b) monitoring of systems to detect attacks or unauthorized access, (c) physical access and environmental controls, (d) electronic access controls consistent with the principle of least privilege, and using multi-factor authentication where appropriate, (e) risk assessments conducted at least annually, (f) appropriate backup and recovery and/or business continuity measures, and (g) periodic testing of safeguards through vulnerability assessments and/or penetration testing.

(d)        Covenants of USCF.

(i)        USCF will promptly notify Crescent of the occurrence of: (i) any event that would substantially impair the ability of USCF to fulfill its commitments under this Agreement, including if USCF becomes aware that it is or likely may become subject to any statutory disqualification pursuant to applicable law that prevents USCF from serving as sponsor or manager to the Fund; and (ii) any breach of this Agreement.

(ii)       USCF will immediately notify, to the extent legally permissible, Crescent if it becomes aware of any actual or suspected cybersecurity breach.

(iii)      USCF will promptly notify Crescent if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund or impacting USCF’s ability to perform its obligations hereunder, in each case unless USCF is prohibited from doing so.

(iv)      USCF will comply in all material respects with United States federal securities, commodities and banking laws applicable to it as the manager and sponsor of the Fund. If required at any time by applicable law, USCF (a) will be registered as a commodity pool operator (“CPO”) with the CFTC and serve as the CPO of the Fund and be a member of the NFA, and (b) will continue to be so registered and remain such a member, in each case, if required, so long as this Agreement remains in effect.

6.         CONFIDENTIAL INFORMATION

(a)        By virtue of this Agreement, either USCF or Crescent may have access to information that is confidential to the other party including, all business, technical, financial, customer and/or any other proprietary information of a party or its affiliates, products, processes, tools, services, and technical knowledge.  For purposes of this Agreement, “Confidential Information” shall mean information or data of either party (i) that is labeled or identified clearly as confidential by the disclosing party; (ii) in respect of which the receiving party has received from the disclosing party specific written notice of its proprietary and confidential nature, either prior to or concurrently with the disclosure; and (iii) all information concerning the Index not intentionally made public by the Index Provider, its affiliates, or its designee, whether or not so marked.  Notwithstanding the foregoing, information and data disclosed shall not be deemed to be Confidential Information of the disclosing party, and the receiving party shall have no obligation to treat such information and data as Confidential Information, if such information and data: (i) was known by the receiving party at the time of such disclosure; (ii) was known to the public at the time of such disclosure; (iii) becomes known to the public (other than by act of the receiving party) subsequent to such disclosure; (iv) is disclosed lawfully to the receiving party by a third party subsequent to the disclosure; (v) is developed independently by the receiving party without reference to the Confidential Information; or (vi) is approved in writing, including via e-mail, by the disclosing party for disclosure.  In addition, the obligations of this Section 6 do not apply to Confidential Information that is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, provided that to the extent permitted by law the party subject to same shall provide immediate written notice to the other party upon receipt of subpoena, order, or other disclosure requirement prior to such disclosure and allow such other party the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement.  The parties will reasonably cooperate in any such proceeding.  Such Confidential Information shall remain confidential for all other purposes.

(b)       Neither party shall use the Confidential Information of the other party for its own benefit, nor copy or reproduce such Confidential Information, except as reasonably necessary to perform its obligations under this Agreement.  Further, except as expressly provided for herein, USCF and Crescent agree to maintain the confidentiality of the Confidential Information, except that the Confidential Information may be disclosed (i) to their respective affiliates and their respective affiliates’ directors, officers, employees (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) their respective agents and service providers, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (iii) to the extent requested by any governmental authority, taxing authority or self-regulatory authority, provided, however, that the disclosing party, if permitted, will promptly notify the non-disclosing party if it provides Confidential Information in response to any such request, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the rights granted hereunder, (v) in the regulatory filings of either party if required by applicable law and after providing notice of such disclosure to the non-disclosing party and (vi) with the consent of the other party. Such Confidential Information shall remain confidential for all other purposes.

(c)       USCF and Crescent agree to secure and protect the Confidential Information of each other in a manner consistent with the maintenance of the other party’s rights therein, using at least as great a degree of care as each party uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts.  Neither USCF nor Crescent shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary to perform its obligations under this Agreement or as expressly authorized in this Agreement.  Each party represents that it has, and agrees to maintain, an appropriate agreement with each third party who may have access to Confidential Information sufficient to enable such party to comply with all of the terms of this Agreement.

(d)       USCF and Crescent agree that the unauthorized use by any party of the other party’s Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate.  Accordingly, USCF and Crescent agree that a breach of this Section 6 shall entitle Crescent (in the case of a breach by USCF) or USCF (in the case of a breach by Crescent) to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages.  The parties agree that the obligations under this Section shall survive termination or expiration of this Agreement.

(e)        Each party shall be free to use for itself and for others in any manner the general knowledge, skill or experience acquired by it in connection with this Agreement.

7.         GENERAL

(a)        Interpretation.  Titles and paragraph headings herein are for convenient reference only and are not part of this Agreement.  When reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)        No Strict Construction.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(c)        Independent Contractors. USCF and Crescent are independent contractors to one another.  Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between USCF, on the one hand, and Crescent, on the other hand.

(d)        Force Majeure.  No party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, any act of war or terrorism, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.

(e)        Notice.  All notices required to be sent hereunder shall be in writing and shall be deemed to have been given when delivered electronically or mailed by registered or certified mail, postage prepaid by the party giving notice to the other party at the last address furnished by the other party:

To USCF at:

United States Commodity Funds, LLC

1850 Mt. Diablo Blvd, Suite 640

Walnut Creek, CA 94596

Attn: John P. Love, President and Chief Executive Officer

Tel: (510) 522-9600

Email: jlove@uscfinvestments.com

With a copy to:

Daphne G. Frydman, General Counsel

Tel: (510) 522-9600

Email: dfrydman@uscfinvestments.com

To Crescent at:

Crescent Crypto Manager LLC

101 Hudson Street

Suite 2100

Jersey City, NJ 07302

Attn: Christopher Matta

Tel:

Email: chris@crescentcrypto.com

(f)        Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law.  If necessary or appropriate, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  The remainder of this Agreement shall remain in full force and effect.

(g)       Waiver.  The waiver by any party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

(h)       Modification.  No representation or promise hereafter made, nor any modification or amendment of this Agreement, including its Exhibits and Appendices, if any, shall be binding unless in writing and executed by duly authorized agents of both Crescent and USCF.

(i)        Entire Agreement.  This Agreement and any Exhibits or Appendices constitute the complete agreement between the parties and supersede all prior agreements, proposals, understandings, and representations, written or oral, with respect to the subject matter addressed herein.

(j)        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document.

(k)       Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  USCF may not assign this Agreement or any of the rights or obligations granted hereunder (except to an affiliate under common control) without Crescent’s prior written consent, and Crescent may not assign this Agreement or any of the rights or obligations granted hereunder without USCF’s prior written consent.

(l)        No Third-Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third‑party beneficiary hereto.

(m)      Governing Law.  This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York, without reference to its conflicts of law principles. With respect to any dispute arising with respect to the terms hereof, each party to this Term Sheet submits to the exclusive jurisdiction of any Federal court (or, if federal jurisdiction is not available, any New York state court) sitting in the City of New York.

(n)       Survival.  The terms of Sections  3(i), 4, 6,  and 7  shall survive the expiration or termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Services and Advisory Agreement as of the Effective Date.

CRESCENT CRYPTO MANAGER LLC

By:	/s/ Chris Matta
Name: Christopher Matta
Title: Co-Founder

CRESCENT CRYPTO INDEX SERVICES LLC (For purposes of Section 3(e) only)

By:	/s/ Chris Matta
Name: Christopher Matta
Title: Co-Founder

UNITED STATES COMMODITY FUNDS, LLC

By:	/s/ John Love
Name: John Love
Title: President & CEO

EXHIBIT A

FEE SCHEDULE AND COSTS

The fee payable to Crescent for the Services under this Agreement shall be the “Advisory Fee.” The Advisory Fee shall be paid to Crescent by USCF and/or the Fund within 30 days after the last business day of each month.  The Advisory Fee will be calculated as an amount equal to A – (B + C) where A equals 50% of the applicable Fund’s average daily net assets1 multiplied by the Management Fee,  B equals the License Fee paid to the Index Provider under the Licensing Agreement, and C equals Crescent’s share of Fund Expenses.

The “Management Fee” shall equal the amount of the monthly fee paid by the Fund to USCF for its managing and operating the Fund.

“Fund Expenses” shall be defined as: those expenses paid by USCF on behalf of the Fund or by the Fund directly including license fees (not including the License Fee paid to the Index Provider),  custody, fund accounting, Fund administration, tax reporting, portfolio commissions and any other trading costs that the Fund incurs,  costs associated with registration of Fund shares,  legal expenses of the Fund,  listing fees, printing fees,  audit fees, and the director fees allocable to the Fund. For the avoidance of doubt, marketing costs shall not be considered Fund Expenses.

Crescent’s share of Fund Expenses will be an amount equal to 50% of the costs paid (1) directly by the Fund and reimbursed by USCF (when expenses paid directly by the Fund exceed a “fee cap” or “unitary management fee” that limits the Fund’s liability to a certain threshold) or (2) by USCF on behalf of the Fund and (3) for any platform, seeding or other fees mutually agreed upon between USCF and Crescent.  These costs will begin to accrue upon commencement of operations.

In addition, USCF and Crescent will each pay 50% of all pre-launch Fund development costs, which include (i) reasonable legal expenses charged by Fund counsel, which shall be retained by USCF in its sole discretion, for work undertaken with respect to the Fund only and excluding legal expenses related to the operation of USCF or its compliance with regulations or other law applicable to it in its capacity as a sponsor of or manager to its Clients other than the Fund, (ii) registration of initial shares with the U.S. Securities and Exchange Commission, (iii) printing, (iv) initial audit, and (v) other costs relating to the registration and listing of the Fund and its shares.  Within 30 days of receipt by USCF of invoices from service providers or vendors, or incurrence of payment/liability for the Fund, USCF will provide Crescent with copies of the invoices or other documentation of such expenses.  If Crescent incurs any Fund development costs, Crescent will provide USCF with copies of invoices or other documentation of such expenses within 30 days of receipt.  Each party will reimburse the other party for the amount of its respective share of pre-launch Fund development costs that exceed offsetting reimbursements from the other party within 30 days after the last business day of each month.

1      The “average daily net assets” shall be determined on the basis set forth in the Fund’s registration statement.